Exhibit 99.1

For Immediate Release

Gevo Reports Second Quarter 2012 Financial Results

Announces Initial Shipment of Isobutanol from Luverne, Minn. Facility in Third Quarter

ENGLEWOOD, Colo. – August 7, 2012 – Gevo, Inc. (NASDAQ: GEVO), a leading renewable chemicals and next-generation biofuels company, today announced its financial results for the three months ended June 30, 2012 and reported on startup operations at its Luverne, Minn. renewable isobutanol production facility.

“We are laser-focused on our startup at Luverne,” said Patrick Gruber Ph.D., Chief Executive Officer of Gevo. “With the completion of our offerings last month, we have the funding in hand to complete the next phase of our strategy. That strategy builds on our successful startup at Luverne.”

“Our outstanding team started up the plant on schedule, and is well into the learning that startups of new technologies bring,” said Dr. Gruber. “We’ve achieved some major milestones having produced and shipped isobutanol from this plant so quickly. So far, the startup is going about as expected; it’s a lot of hard work and very rapid learning. Producing isobutanol is great, but learning to produce it day in and day out, becoming a reliable supplier, is what we have to learn next. I’m awed by the skill and dedication of our team executing this startup operation. Their experience has always been the basis for our confidence in commercializing our highly valuable technology. I’m pleased with what has been accomplished so far.”

Recent Highlights

In July, Gevo shipped initial volumes of isobutanol produced and processed at its Luverne plant. The company is pleased to be sending isobutanol to both chemical and non-automobile fuel customers.

In July, Gevo and Beta Renewables (Beta), a joint venture between Chemtex, a division of Gruppo Mossi & Ghisolfi, and TPG, announced a Joint Development Agreement (JDA) to develop an integrated cellulosic isobutanol production process. The JDA will integrate Beta’s PROESATM cellulosic feedstock-to-sugar technology with Gevo’s sugar-to-isobutanol Gevo Integrated Fermentation

Technology® (GIFT®) and ATJ technologies. The agreement anticipates commercialization of the integrated technology to produce competitively priced jet-fuel blendstock as well as other chemicals and fuels made from isobutanol.

In July, Gevo completed concurrent public offerings of 12.5 million shares of its common stock and $45 million principal amount of 7.5% convertible senior notes due 2022 that generated net proceeds after underwriters’ discounts and expenses of $98.8 million.

In July, the U.S. Patent and Trademark Office (USPTO) awarded Gevo U.S Patent No. 8,232,089 covering a bio-engineered pathway that utilizes DHADs (dihydroxyacid dehydratases) to improve the efficiency of isobutanol production in the yeast.

Gevo also filed a motion for a preliminary injunction against Butamax™ Advanced Biofuels LLC (Butamax™) and E.I. du Pont de Nemours and Company (DuPont) to enjoin infringement of Gevo’s U.S. Patent No. 8,133,715 which covers commercially viable yields of isobutanol production from yeast. This motion, along with other lawsuits Gevo has filed against Butamax™ and DuPont covering several unique technologies invented by Gevo are warranted to protect its investment in biobased isobutanol and halt the ongoing infringement of its advanced, field-proven, commercial-scale production technology.

Second Quarter Highlights

In June, Gevo elevated its partnership with Toray Industries, Inc. of Japan (Toray). Toray, one of the world’s leading producers of fibers, plastics and chemicals, has made an upfront capital investment to help fund a Gevo pilot plant to produce renewable bio-paraxylene (rPX). Additionally, Toray has agreed to purchase initial volumes from this plant in order to produce renewable PET fibers, films and plastics.

Also in late June, the USAF successfully completed the world’s first ATJ test flight using 50/50 ATJ and JP-8 fuel blend. The ATJ blend was produced using Gevo’s proprietary ATJ process deployed at the hydrocarbon demonstration facility in Silsbee, Texas, developed in conjunction with South Hampton Resources, Inc. and was used in a USAF A-10 Thunderbolt jet aircraft.

In June, the U.S. District Court of Delaware denied the motion for preliminary injunction sought by Butamax™ against Gevo. Honorable Judge Sue L. Robinson’s judicial opinion, in the context of denying the motion for preliminary injunction, stated that Butamax™ likely “does not hold a valid patent, nor would the defendant (Gevo) infringe if it did...” Butamax™ filed an appeal of Judge Robinson’s decision. During the period while the appeal is resolved, Gevo remains free to operate in all markets, including chemicals, jet fuel, marine fuel and small engine fuel markets, other than the automotive fuel blending market.

In May, Gevo began the startup of the world’s first commercial bio-based isobutanol production plant located in Luverne. In less than 12 months, Gevo retrofitted an existing ethanol operation to incorporate its proprietary yeast and GIFT® system.

Gevo is continuing its plans to access additional production capacity in the U.S. In June, Gevo announced that it has entered into a collaboration agreement with BioFuel Energy Corp to explore high-volume production of isobutanol at a scale that refinery customers are likely to demand.

Focusing on international opportunities, Gevo signed a collaborative agreement with representatives from the Malaysian government’s East Coast Economic Region Development Council, Malaysian Biotechnology Corp and the State Government of Terengganu in June. Gevo is strategically partnering along the supply chain in an effort to provide biobased isobutanol at a competitive price. The collaboration offers a diversified feedstock, an organized approach to commercialization and the opportunity to develop an economically advantaged business plan to serve the expanding market for biobased isobutanol.

Gevo continues to lead in intellectual property. In June, the USPTO awarded Gevo U.S. Patent No. 8,193,402 covering integrated processes for producing renewable automotive and jet fuels from biomass. This patent describes the conversion of renewable C2-C6 alcohols into transportation fuels including gasoline, jet, diesel and aviation fuel. Gevo believes that standard well-known hydrocarbons that meet all of the relevant ASTM International specifications can be made from this technological advancement. This patent demonstrates the versatility of platform molecules, such as isobutanol and other alcohols.

Financial Highlights

Revenues for the second quarter of 2012 were $7.0 million compared to $14.5 million in the same period in 2011 due to suspension of ethanol production in May 2012. Initial shipments of isobutanol occurred in July after quarter end. Suspension of ethanol production was expected as part of startup operations for production of biobased isobutanol at the Company’s Luverne facility.

Research and development expense decreased to $4.7 million in the second quarter of 2012 from $5.3 million for the same period in 2011. In 2012, the focus of Gevo’s development efforts is the startup of isobutanol operations at the Luverne facility. The decrease in research and development spend in the second quarter of 2012 was due to significant costs of operation of the Company’s demonstration facility in the second quarter of 2011 which were not repeated in the second quarter of 2012.

Selling, general and administrative expense for the second quarter of 2012 increased to $9.5 million from $7.2 million for the same period in 2011. The increase included legal-related costs including expenses in support of Gevo’s ongoing litigation with ButamaxTM, increased personnel and related expenses to support initial commercialization activities and one-time severance expense related to the departure of an executive vice president.

The net loss for the second quarter of 2012 was $16.2 million compared to $12.5 million for the second quarter of 2012.

The concurrent public offerings of common stock and convertible senior notes generated net proceeds of $98.8 million in July 2012. Gevo reported cash and cash equivalents on hand of $38.6 million as of June 30, 2012.

Webcast and Conference Call Information

Hosting today’s conference call at 5 p.m. EDT (3 p.m. MDT) will be Dr. Gruber and Mark Smith, Chief Financial Officer. They will review the company’s financial results for the three months ended June 30, 2012 and provide an update on recent corporate highlights.

To participate in the conference call, please dial 1-866-783-2145 (inside the US) or 1-857-350-1604 (outside the US) and reference the access code 96475733. The presentation will be available via a live webcast at:

http://www.media-server.com/m/acs/71a36bc1a03d5a822a7638beea448eb2

A replay of the call will be available two hours after the conference call ends on Aug. 7, 2012 until Midnight EDT on Sept. 7, 2012. To access the replay, please dial 1-888-286-8010 (inside the US) or 1-617-801-6888 (outside the US) and reference the access code 87967805. The archived webcast will be available for 30 days in the Investor Relations section of Gevo’s website at www.gevo.com.

About Gevo

Gevo is converting existing ethanol plants into biorefineries to make renewable building block products for the chemical and fuel industries. The Company plans to convert renewable raw materials into isobutanol and renewable hydrocarbons that can be directly integrated on a “drop-in” basis into existing chemical and fuel products to deliver environmental and economic benefits. Gevo is committed to a sustainable biobased economy that meets society’s needs for plentiful food and clean air and water. For more information, visit www.gevo.com

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that are not purely statements of historical fact, and can sometimes be identified by our use of terms such as “intend,” “expect,” “plan,” “estimate,” “future,” “strive” and similar words. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although the company believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2011, as amended, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the Securities and Exchange Commission by Gevo.

Non-GAAP Financial Information

Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. On a non-GAAP basis, financial measures exclude non-cash items such as stock-based compensation. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

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Media Contact: Greta Thomsen Gevo Director of Marcom and PR T: (303)-715-8928 gthomsen@gevo.com	Investor Contact: Sarah McCabe Stern IR for Gevo T: (267) 909-9237 sarah@sternir.com

Gevo, Inc.

Consolidated Statements of Operations Information

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue and cost of goods sold
Ethanol sales and related products, net	$5,650	$14,321	$19,908	$29,430
Grant revenue and research and development program revenue	1,377	212	1,991	384

Total revenues	7,027	14,533	21,899	29,814

Cost of goods sold	8,510	13,637	23,520	28,830

Gross (loss) margin	(1,483)	896	(1,621)	984

Operating expenses
Research and development	4,723	5,338	9,678	8,604
Selling, general and administrative	9,540	7,180	22,667	12,414
Other operating expenses	—	11	—	11

Total operating expenses	14,263	12,529	32,345	21,029

Loss from operations	(15,746)	(11,633)	(33,966)	(20,045)

Other expense
Interest and other expense, net	(431)	(833)	(1,518)	(1,704)

Net loss	(16,177)	(12,466)	(35,484)	(21,749)
Deemed dividend—amortization of beneficial conversion feature on Series D-1 preferred stock	—	—	—	(1,094)

Net loss attributable to Gevo, Inc. common stockholders	$(16,177)	$(12,466)	$(35,484)	$(22,843)

Net loss per share attributable to Gevo, Inc. common stockholders—basic and diluted	$(0.62)	$(0.48)	$(1.35)	$(1.15)

Weighted-average number of common shares outstanding—basic and diluted	26,242,940	25,852,185	26,299,746	19,798,261

Non-GAAP Financial Information

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Gevo Development, LLC / Agri-Energy, LLC
Loss from operations	$(3,134)	$(188)	$(4,143)	$(601)
Depreciation and amortization	528	514	1,050	1,026
Non-cash stock-based compensation	51	—	102	—

Non-GAAP (loss) income from operations	$(2,555)	$326	$(2,991)	$425

Gevo, Inc.
Loss from operations	$(12,612)	$(11,445)	$(29,823)	$(19,444)
Depreciation and amortization	323	649	589	1,150
Non-cash stock-based compensation	1,290	1,761	5,358	3,082

Non-GAAP loss from operations	$(10,999)	$(9,035)	$(23,876)	$(15,212)

Gevo Consolidated
Loss from operations	$(15,746)	$(11,633)	$(33,966)	$(20,045)
Depreciation and amortization	851	1,163	1,639	2,176
Non-cash stock-based compensation	1,341	1,761	5,460	3,082

Non-GAAP loss from operations	$(13,554)	$(8,709)	$(26,867)	$(14,787)

Gevo, Inc.

Condensed Consolidated Balance Sheet Information

(Unaudited)

	June 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$38,602	$94,225
Accounts receivable	1,129	2,938
Inventories	2,855	3,814
Prepaid expenses and other current assets	1,745	1,757

Total current assets	44,331	102,734
Property, plant and equipment, net	69,680	28,777
Deposits and other assets	3,484	1,519

Total assets	$117,495	$133,030

Liabilities
Current liabilities:
Accounts payable, accrued liabilities and other current liabilities	$20,636	$12,626
Current portion of secured debt	12,158	3,491

Total current liabilities	32,794	16,117
Long-term portion secured debt	20,280	24,752
Other long-term liabilities	1,524	24

Total liabilities	54,598	40,893

Total stockholders’ equity	62,897	92,137

Total liabilities and stockholders’ equity	$117,495	$133,030

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Media Contact:	Investor Contact:

Greta Thomsen	Sarah McCabe

Gevo Director of Marcom and PR	Stern IR for Gevo

T: (303)-715-8928	T: (267) 909-9237

gthomsen@gevo.com	sarah@sternir.com